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                                                                       EXHIBIT 4


                            PIONEER BANCSHARES, INC.
                          1994 LONG-TERM INCENTIVE PLAN

                                    ARTICLE I
                                     GENERAL

1.1      PURPOSE OF THE PLAN.

         The purpose of the Pioneer Bancshares, Inc. 1994 Long-Term Incentive Plan (the "Plan") is to assist Pioneer Bancshares, Inc. (the "Company") in securing and retaining key employees of outstanding ability by making it possible to offer them an increased incentive to join or continue in the service of the Company and to increase their efforts for its welfare by participating in the ownership and growth of the Company.

1.2      DEFINITIONS.

         (a) "Award" means an Option, SAR or a STAR.

         (b) "Board of Directors" or "Board" means the Board of Directors of the Company.

         (c) "Code" means the Internal Revenue Code of 1986, as amended.

         (d) "Committee" means the committee referred to in Section 1.3.

         (e) "Common Stock" means the common stock of the Company, having a par value of $.01 per share and one vote per share.

         (f) "Detached Stock Appreciation Right" or STAR" shall have the meaning stated in Article V of the Plan.

         (g) "Fair Market Value" means the closing "asked" price of the Common Stock in the over-the-counter market on the day on which such value is to be determined or, if such "asked" price is not available, the last sales price on such day or, if no shares of Common Stock were traded on such day, on the next preceding day on which the shares were traded, as reported by the National Association of Securities Dealers, Inc. Automatic quotation System (NASDAQ) or other national quotation service. If the Common Stock is listed on a national securities exchange, "fair market value" means the closing price of the Common Stock on such national securities exchange on the day on which such value is to be determined or, if no shares of Common Stock were traded on such day, on the next preceding day on which shares were traded, as reported by National Quotation Bureau, Inc. or other national quotation service. If at any time shares of Common Stock are not traded on an exchange or in the over-the-counter market, Fair Market Value shall be the value determined by the Board of Directors or Committee administering the Plan, taking into consideration those factors affecting or reflecting value which they deem appropriate, and which may include any independent valuation of the Common Stock prepared for or on behalf of any Company benefit plan.

         (h) "Grantee" means a Key Employee to whom an Award is granted under the Plan.





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         (i) "Incentive Stock Option" means an option to purchase shares of
Common Stock which is intended to qualify as an incentive stock option as defined in Section 422A of the Code.

         (j) "Key Employee" means any person, including officers and directors, in the regular employment of the Company or its Subsidiaries who is designated a Key Employee by the Committee and is or is expected to be primarily responsible for the management, growth, or supervision of some part or all of the business of the Company or its Subsidiaries. The power to determine who is and who is not a Key Employee is reserved solely for the Committee.

         (k) "Nonqualified Stock Option" means an option to purchase shares of Common Stock which is not intended to qualify as an Incentive Stock Option as defined in Section 422A of the Code.

         (l) "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

         (m) "Parent" means any corporation which qualifies as a parent of a corporation under the definition of "parent corporation" contained in Section 425(e) of the Code.

         (n) "Stock Appreciation Right" shall have the meaning stated in Article IV of the Plan.

         (o) "Subsidiary" means any corporation which qualifies as a subsidiary of a corporation under the definition of "subsidiary corporation" contained in
Section 425(f) of the Code.

         (p) "Term" means the period during which a particular Award may be exercised as determined by the Committee and as provided in the award agreement.

1.3      ADMINISTRATION OF THE PLAN.

         The Plan shall be administered by the Stock Option Committee (the "Committee") appointed by the Board of Directors consisting of at least three members from the Board of Directors. No person while a member of the Committee shall be eligible to participate in the Plan. Subject to the control of the Board, the Committee shall have the power to interpret and apply the Plan and to make regulations for carrying out its purpose. More particularly, the Committee shall determine which Key Employees shall be granted Awards under the Plan, the number of shares subject to each Award, the Term of each Award, and any restrictions on the exercise of each Award. When granting Options, the Committee shall determine the price per share under each Option and shall designate each Option as either an Incentive Stock Option or a Nonqualified Stock Option. The Committee shall also designate whether the Option is granted with Stock Appreciation Rights. Determinations by the Committee under the Plan (including, without limitation, determinations of the person to receive Awards, the form, amount and timing of such Awards, and the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

1.4      SHARES SUBJECT TO THE PLAN

         The total number of shares that (i) may be purchased pursuant to Options, (ii) are represented by STARs, or (iii) are transferred pursuant to the exercise of Stock Appreciation Rights under the Plan shall not exceed 100,000 shares of Common Stock. Shares subject to the Awards which terminate or expire prior to exercise shall be available for future Awards. Shares represented by an unexercised Option surrendered upon an exercise of Stock Appreciation Rights including, without duplication, any shares





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issued in payment of any Stock Appreciation Rights, shall be deducted from the aggregate number of shares subject to this Plan and shall not be available for further Awards hereunder. Similarly, shares represented by exercised STARs shall also be deducted from the aggregate number of shares subject to this Plan and shall be unavailable for future grants of Awards. Shares issued pursuant to the Plan may be either unissued shares of Common Stock or reacquired shares of Common Stock held in treasury.

1.5      TERMS AND CONDITIONS OF AWARDS

         All Awards shall be evidenced by agreements in such form as the Committee shall approve from time to time subject to the provisions of Article II, Article III, Article IV, or Article V as appropriate, and the following provisions:

                  (a) Exercise. The Committee shall determine whether the Award shall be exercisable in full at any time during the Term or in cumulative or noncumulative installments during the Term.

                  (b) Payment. Payment for Awards shall be made in such manner and at such time or times as shall be provided in the award agreement, including cash, Common Stock of the Company which was previously acquired by the Grantee, or any combination thereof. The Fair Market Value of the surrendered Common Stock as of the date of exercise shall be determined in valuing Common Stock used in payment for Awards.

                  (c) Nontransferability. No Award granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Grantee, an Award shall be exercisable only by the Grantee.

                  (d) Additional Provisions. Each award agreement may contain such other terms and conditions not inconsistent with the provisions of the Plan as the Committee may deem appropriate from time to time, including, but not limited to, a cash award for any federal tax liability suffered by the Grantee upon the grant and/or exercise of an Award.

1.6      STOCK ADJUSTMENTS; MERGERS.

         (a) If any change is made in the stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding options will be automatically and appropriately adjusted, including the maximum number of shares subject to the Plan and the number of shares and price per share of stock subject to outstanding options.

         (b) In the event of: (i) a merger or consolidation in which the Company is not the surviving corporation; (ii) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash other otherwise; or (iii) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then any surviving corporation shall assume any options outstanding under the Plan or shall substitute similar options for those outstanding under the Plan. If there is no surviving corporation, all outstanding options shall expire.







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1.7      NOTIFICATION OF EXERCISE.

         Awards shall be exercised by written notice directed to the Secretary of the Company at the principal executive offices of the Company. Such written notice shall be accompanied by any payment required pursuant to Section 1.5(b). Exercise by a Grantee's heir or the representative of his estate shall be accompanied by evidence of his authority to so act in form reasonably satisfactory to the Company.

1.8      EMPLOYMENT STATUS.

         A Grantee's employment shall be deemed to terminate on the last date for which he receives a regular wage or salary payment. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur where the Grantee transfers employment from the Company to one of its Subsidiaries, from a Subsidiary to the Company or between Subsidiaries.

                                   ARTICLE II
                             INCENTIVE STOCK OPTIONS

2.1      TERMS OF INCENTIVE STOCK OPTIONS.

         In addition to the requirements of Section 1.5, Incentive Stock Options shall be subject to the following provisions:

                  (a) Term. Each Incentive Stock Option granted under the Plan shall be exercisable only during a Term fixed by the Committee; provided, however, that the Term shall end no later than 10 years after the date the Incentive Stock Option is granted.

                  (b) Exercise Price. The exercise price of an Incentive Stock Option shall not be less than the Fair Market Value of the Common Stock at the time the Option is granted.

                  (c) Termination of Employment. A Grantee's Incentive Stock Option shall expire on the earlier of the expiration of (i) the date specified in the award agreement which in no event shall be later than three months after the termination of the Grantee's employment for any reason other than death or disability (as defined in Section 422A(c)(7) of the Code), or (ii) the Term specified in Section 2.1(a). In the event of exercise of the Incentive Stock Option after termination of employment, the Grantee may exercise the Incentive Stock Option only with respect to the shares which could have been purchased by the Grantee at the date of termination of employment. However, the Committee may, but is not required to, waive any requirements made pursuant to Section 1.5(a) so that some or all of the shares subject to the Incentive Stock Option may be exercised within the time limitation described in this subsection.

                  (d) Death or Disability. Upon termination of a Grantee's employment by reason of death or disability (as determined by the Committee consistent with the definition of Section 422A(c)(7) of the
         Code), the Incentive Stock Option shall expire on the earlier of the expiration of (i) the date specified n the award agreement which in no event shall be later than 12 months after the date of such termination, or (ii) the Term specified in Section 2.1(a). The Grantee or his successor in interest, as the case may be, may exercise the Incentive Stock Option only as to the





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         shares which could have been purchased by the Grantee at the date of his termination of employment. However, the Committee may, but is not required to, waive any requirements made pursuant to Section 1.5(a) so that some or all of the shares subject to the Incentive Stock Option may be exercised within the time limitation described in this subsection.

2.2      LIMITATION ON OPTIONS.

         If at the time an Incentive Stock Option is granted, an employee owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his employer corporation or of its Parent or any of its Subsidiaries, as determined using the attribution rules of Section 425(d) of the Code, then the terms of the Incentive Stock Option shall specify that the option price shall be at least 110% of the Fair Market Value of the stock subject to the Incentive Stock Option and such Incentive Stock Option shall not be exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

2.4      INTERPRETATION.

         In interpreting this Article II of the Plan and the provisions of individual award agreement, the Committee and the Board shall be governed by the principles and requirements of Sections 421, 422A and 425 of the Code, and applicable Treasury Regulations.

                                   ARTICLE III
                           NONQUALIFIED STOCK OPTIONS

3.1      TERMS AND CONDITIONS OF OPTIONS.

         In addition to the requirements of Section 1.5, Nonqualified Stock Options shall be subject to the following provisions:

                  (a) Term. Each Nonqualified Stock Option granted under the Plan shall be exercisable only during a Term fixed by the Committee.

                  (b) Termination of Employment. The Committee in its discretion may provide, either upon the original grant of a Nonqualified Stock Option or in an amendment to an Incentive or Nonqualified Stock Option, that an Option may be exercisable during a Term that does not expire upon the expiration of three months following a Grantee's termination of employment (one year in the case of termination as a result of death or disability), but in no event later than the Term specified in
         Section 3.1(a) above.

                  (c) Exercise Price. The Company may elect to grant Nonqualified Stock Options at a price less than the Fair Market Value of the Common Stock at the time the Option is granted.







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3.2      SECTION 83(b) ELECTION.

         The company recognizes that certain persons who receive Nonqualified Stock Options may be subject to restrictions regarding their right to trade Common Stock under applicable securities laws. Such may cause Grantee's exercising such Options not to be taxable under the provisions of Section 83(c) of the Code. Accordingly, Grantees exercising such Nonqualified Stock Options may consider making an election to be taxed upon exercise of the Option under
Section 83(b) of the Code and to effect such election will file such election with the Internal Revenue Service within thirty (30) days of exercise of the Nonqualified Stock Option and otherwise in accordance with applicable Treasury Regulations.

                                   ARTICLE IV
                            STOCK APPRECIATION RIGHTS

4.1      TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

         Stock Appreciation Rights ("SARs") may be, but are not required to be, granted by the Committee in connection with grant of an Option. All SARs shall be in such form as the Committee may from time to time determine and shall be subject to the following terms and conditions:

                  (a) Term and Exercise. A SAR shall be exercisable only (i) with the approval of the Committee, (ii) during the Term of the Option to which it relates, (iii) at such times as the Option to which it relates is exercisable, and (iv) if the Fair Market Value of the Common Stock subject to the Option surrendered (on the date surrendered) minus the aggregate option price of the Common Stock subject to the Option surrendered is a positive amount.

                  (b) Payment. In the event the Committee agrees to permit exercise of the SAR, the Grantee shall surrender to the Company the right to exercise the Option with respect to a specified number of shares as to which the Option is then exercisable. In return, the Grantee shall receive from the Company no more than an amount payable in cash and/or in shares of Common Stock (as determined by the Committee after considering the request of the Grantee) equal to the difference between the Fair Market Value of Common Stock as to which the Grantee has surrendered the Option and the exercise price with respect thereto. In the event the Committee determines to tender shares of Common Stock in full or partial payment of the SAR, the number of shares to be issued to the Grantee shall be based on the Fair Market Value of the shares as of the date of exercise of the SAR. No fractional shares shall be issued to Grantees upon exercise of an SAR. Instead, the Company shall pay the Grantee the value of such fractional share based upon the Fair Market Value of a share on the date the SAR is exercised.

                  (c) Nontransferability. An SAR granted under the Plan shall be transferable only when the Option to which it relates is transferable.

4.2      OTHER TERMS AND CONDITIONS.

         Award agreements reflecting Stock Appreciation Rights which are granted under the Plan may contain such other conditions not inconsistent with the provisions of the Plan as the Committee may deem appropriate from time to time.







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4.3      NOTIFICATION OF REQUEST TO EXERCISE.

         The Grantee shall request the committee's approval to exercise a Stock Appreciation Right by written notice to the Secretary of the Company at the principal executive offices of the Company. Such written notice shall state the number of shares subject to the Option for which approval of the exercise of the SAR is requested and the Grantee's preferred form of payment of the SAR, as hereinafter provided. The Grantee may indicate his or her preference to receive payment of the SAR in cash or in Common Stock or in a combination thereof. Notwithstanding anything to the contrary contained herein, the Committee shall have absolute discretion in determining whether the request for approval of the exercise of the SAR shall be approved and, if such approval is given, whether payment shall be made in cash or Common Stock or in a combination thereof.

         Within 30 days after the delivery to the Secretary of the Grantee's request to exercise the SAR as provided above, the Committee shall inform the Grantee in writing of its determination by personal delivery of such written determination to the Grantee or by mailing its written determination to the Grantee by certified or registered mail, return receive requested. The Grantee must act on any approved exercise of an SAR within 30 days after the date of such determination by the Committee (or such longer period as may be permitted by the Committee) and in accordance with the terms approved by the Committee. Exercise shall be by written notice actually delivered, or mailed by certified or registered mail, return receipt requested, to the Secretary of the Company at the principal executive offices of the Company.

4.4      EFFECT OF EXERCISE.

         Upon exercise of a Stock appreciation Right, the Option to which it relates shall lapse with respect to the shares as to which the SAR is exercised and such shares shall not be available for further grant of Options hereunder.

                                    ARTICLE V
                       DETACHED STOCK APPRECIATION RIGHTS

5.1      PURPOSE.

         The purpose of this Article V is to provide a means whereby the Committee may grant Stock Appreciation Rights to Key Employees without granting Options in connection with such Stock Appreciation Rights.

5.2      ADMINISTRATION.

         The Committee shall determine which Key Employees shall be granted STARs and the number of STARs granted to such employees in accordance with
Section 1.3 of the Plan. Each grant of a STAR shall be communicated to the Key Employee within thirty (30) days after the date such STAR is granted.

5.3      TERMS AND CONDITIONS OF STARS.

         In addition to the requirements of Section 1.5, STARs shall be subject to the following provisions:

                  (a) Vesting Schedule. The Committee shall determine whether STARs are fully vested upon grant or whether the STARs shall vest in whole or in part over a specific time period.






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                  (b) Exercise. The Committee shall determine whether the STARs are exercisable immediately, exercisable in installments, or exercisable after a specified waiting period. The Committee shall also determine if the STARs expire if not exercised within a specified period. In no event, however, shall a STAR be exercisable prior to six months following the grant of such STAR.

                  (c) Forfeiture. The Committee shall determine those events which will result in the forfeiture of nonvested STARs and what events, if any, would result in the forfeiture of vested STARs. Forfeiture events could include (but are not limited to) voluntary or involuntary termination of employment, death or disability.

5.4      EXERCISE.

         STARs may be exercised, to the extent exercisable by the terms of the related award agreement, by written notice directed to the Secretary of the Company at the Company's principal executive offices. Such written notice shall indicate the number of shares subject to the STAR that the Key Employee is exercising. The written notice shall be by hand delivery or mailed by registered or certified mail, return receipt requested.

5.5      PAYMENT.

         Upon exercise of a STAR, the Key Employee shall be entitled to receive a payment equal to the economic value of such STAR. The economic value of each individual STAR shall equal the Fair Market Value of one share of Common Stock on the date such STAR is exercised, reduced by the Fair Market Value of one share of Common Stock on the date such STAR is granted to the Key Employee. The economic value of all STARs exercised by the Key Employee shall be the economic value of each STAR as determined in the preceding sentence multiplied by the number of STARs exercised.

5.6      NATURE OF STARS.

         STARs shall be used solely as a device for the measurement and determination of the amount to be paid to Key Employees upon exercise of the STAR. STARs shall not constitute or be treated as property or a trust fund of any kind and nothing in this Article V shall require the Company to fund or to segregate any of its assets to pay its obligations hereunder. Key Employees shall have only the right of a general unsecured creditor of the Company with respect to any STARs granted under this Plan.

                                   ARTICLE VI
                              ADDITIONAL PROVISIONS

6.1      STOCKHOLDER APPROVAL.

         The Plan shall be submitted for the approval of the stockholders of the Company at the first annual meeting of stockholders held subsequent to the approval of the Plan by the Board of Directors and in all events within one year of its approval by the Board of Directors. If at said meeting the stockholders of the Company do not approve the Plan, the Plan shall terminate and all outstanding Awards shall become void. No Awards granted pursuant to the Plan shall be exercisable prior to approval of the Plan by the stockholders of the Company.







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6.2      COMPLIANCE WITH OTHER LAWS AND REGULATIONS.

         The Plan, the grant and exercise of Awards hereunder, and the obligation of the Company to sell and deliver shares under such Awards, shall be subject to all applicable Federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (a) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (b) the completion of any registration or qualification of such shares under any Federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

6.3      AMENDMENTS.

         The Board of Directors may discontinue the Plan at any time, and may amend it from time to time, but no amendment, without approval by stockholders, may (a) increase the total number of shares which may be issued under the Plan or to any individual under the Plan, (b) reduce the price for shares which may be purchased pursuant to Options under Articles II and III of the Plan, (c) extend the period during which Awards may be granted, or (d) change the class of employees to whom Awards may be granted, except as provided in Section 1.6. Other than as expressly permitted under the Plan, no outstanding Award may be revoked or altered in a manner unfavorable to the Grantee without the consent of the Grantee.

6.4      NO RIGHTS AS SHAREHOLDER.

         No Grantee shall have any rights as a shareholder with respect to any shares subject to his or her Award prior to the date of issuance to him or her of a certificate or certificates for such shares.

6.5      WITHHOLDING.

         Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Grantee to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax liability prior to the delivery of any certificate or certificates for such shares. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any Federal, state, or local withholding tax liability.

6.6      CONTINUED EMPLOYMENT NOT PRESUMED.

         This Plan and any document describing this Plan and the grant of any Award hereunder shall not give any Grantee or other employee a right to continued employment by the Company or its Subsidiaries or affect the right of the Company or its Subsidiaries to terminate the employment of any such person with or without cause.

6.7      EFFECTIVE DATE; DURATION.

         The Plan shall become effective as of May 4, 1994 subject to stockholder approval pursuant to Section 6.1 and shall expire on May 4, 2004. No Awards may be granted under the Plan after such expiration date, but Awards granted on or before that date may be exercised according to the terms of the award agreements and shall continue to be governed by and interpreted consistent with the terms hereof.



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